Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Office Realignment

Consolidation Part of Strategic Plan and Continued Investments in Remote and Electronic banking to Enhance Customer Banking Experience

ARCHBOLD, OHIO, November 13, 2020, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today announced plans to consolidate four of its offices as part of the Company’s strategic plan to improve operating efficiencies, reinvest in new remote and electronic banking initiatives, and better serve customers.

Lars B. Eller, President and Chief Executive Officer, stated: “Our customers have come to expect the best and easiest banking experience from us, and we continue to work hard to deliver on that expectation. Over the years, we have continued to allocate resources into developing ways to bank with us electronically and remotely. Our customers are using these products and services more and more every day, including during the limited access of in-lobby banking that occurred earlier this year as a result of the COVID-19 pandemic.”

F&M’s office realignment plans include:

•

1313 S. Defiance St., Archbold, OH office will consolidate into our Archbold Main Office at 307 N. Defiance Street effective March 1, 2021 and reopen drive-up services at our Archbold Operations Center at 620 S. Clyde’s Way.

•	119 N. Fulton St., Wauseon, OH office will consolidate into our Wauseon Shoop Office, 1130 N. Shoop Avenue effective March 1, 2021.
•

929 E. High St., Bryan, OH office will consolidate into our Bryan South Towne Office, 1000 S. Main St effective March 1, 2021.  The Bryan East High Office will temporarily provide limited access to drive-up services and appointment only services as F&M expands its Bryan South Towne Office.

•

103 Main St., Monroeville, IN will consolidate into our Decatur Office, 1118 S. 13th St. effective March 1, 2021. F&M also has two additional full-service locations in Allen County, our NEW Fort Wayne Illinois Road Office, 7370 Illinois Rd. and our Huntertown Office, 12106 Lima Rd.

•	F&M will continue to operate ATMs at all impacted locations

Additional information relating to the closures will be sent to the customers that bank at these offices in the next few days.  In addition, customers with safe deposit boxes at the effected offices will receive detailed information on how to transfer the contents within the next 30 days.  Customers with any questions or concerns, please call F&M at 419-446-2501.  Employees impacted by F&M’s office consolidation program will have opportunities to transition to other roles within F&M over the course of the next few months.

Mr. Eller continued: “Consolidating offices is a challenging but necessary decision and follows a thorough review of our operations.  Having a physical presence in our markets remains an important component of our community-oriented values and the locations we are closing are all conveniently located near other F&M offices.  In addition, the added ease of being able to bank with F&M in various ways has reduced the usage of some of our office locations. As a result, we want to continue to meet our goal of delivering the best products, services, and customer experience to our communities and will redirect resources to support our remote and electronic banking platform.”

“We are working closely with affected employees to help them transition to other roles within F&M.  Over the past 12 months, we have added new loan production offices in Muncie, IN and Oxford, OH.  In addition, a new loan production office in West Bloomfield, MI and a new full-service branch in Fort Wayne are expected to open in the coming weeks.  Our expansion strategy is adding high-quality jobs within our communities and I am encouraged with our ability to attract experienced, motivated, and dedicated associates to the F&M team.  For offices impacted by our consolidation plans, we are working on opportunities that we believe will enable continued contributions to our communities,” concluded Mr. Eller.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897.  The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio.  In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended.  Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information.  For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.